Exhibit 99.1 - News Release – Third fiscal quarter ended June 24, 2018.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports continued digital growth

DAVENPORT, Iowa (August 3, 2018) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 49 markets, today reported earnings(1) of $4.8 million for its third fiscal quarter ended June 24, 2018, or 8 cents per diluted common share. For the same quarter a year ago, earnings totaled $6.3 million, or 11 cents per diluted common share. Excluding the adjustment related to the change in fair value of the stock warrants, adjusted earnings per diluted common share(2) totaled 7 cents in both the current year quarter and 5 cents in the prior year quarter.

"We are pleased that the positive momentum on the revenue side continued into the third quarter" said Kevin Mowbray, President and Chief Executive Officer. "Revenue trends were driven by strong performance from local advertisers — including digital, a 14.4% increase in programmatic advertising, subscription revenue growth and revenue gains from TownNews.com," said Mowbray.

"Digital advertising revenue increased 4.7% and represented 33.7% of total advertising revenue for the quarter," Mowbray added. "Subscription revenue increased 1.6% in the quarter through our premium content offerings and acquisitions in the prior year. Total revenue decreased 4.8% in the third quarter compared to the same quarter in 2017," Mowbray said.

Mowbray also noted the following financial highlights for the quarter:

•
Digital retail advertising, which represented 63% of total digital advertising in the June quarter, grew 8.6% in the quarter, the best performance over the last four quarters. This was driven by an increase in advertising from local retailers.

•	Monthly visits to Lee mobile, tablet, desktop and app sites averaged 73.7 million, an increase of 14.7% over the prior year quarter, which fuels digital advertising revenue.

•	Revenue at TownNews.com, excluding intercompany revenue, increased 13.7% in the quarter and over the last twelve months on a standalone basis, revenue totaled $17.8 million.

•	On a same property basis, total revenue decreased 6.6%.

"On a same property basis, cash costs(2) excluding restructuring costs were down 4.5%," said Vice President and Chief Financial Officer, Tim Millage. "On a reported basis, cash costs, excluding restructuring costs, were down 2.6% in the quarter compared to the prior year.

"For fiscal 2018, we expect cash costs excluding restructuring costs to decrease 6.0-6.5% on a same property basis," Millage added.

"Adjusted EBITDA(2) over the last twelve months totaled $135.6 million, a decrease of 6.5% compared to the prior year period. For the quarter, Adjusted EBITDA totaled $31.8 million compared to $35.8 million in the same quarter of the prior year." Millage said.

"The Company continues to aggressively reduce debt," Millage added. "Debt reduction in the June quarter was $16.5 million and totaled $68.7 million over the last twelve months. As of June 24, 2018, the principal amount of debt was $499.8 million and totaled $483.8 million net of cash.

"Leverage net of cash was 3.57 times Adjusted EBITDA compared to 3.75 times Adjusted EBITDA one year ago," he added.

THIRD QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended June 24, 2018 totaled $132.6 million, a decrease of 4.8% compared with a year ago. On a same property basis, total operating revenue for the 13 weeks ended June 24, 2018 decreased 6.6%.

Advertising and marketing services revenue combined decreased 9.5% to $73.5 million. Digital advertising and marketing services revenue increased 4.7% to $24.8 million and increased 4.0% on a same property basis. Digital retail advertising grew 8.6% in the quarter. Digital advertising in the quarter represented 33.7% of total advertising revenue.

Total digital revenue, including digital advertising and digital services, was $28.6 million for the quarter, up 5.5% compared with a year ago and up 4.9% on a same property basis. Mobile, tablet, desktop and app sites, including TNI and MNI(3), attracted monthly average visits of 73.7 million for the 13 weeks ended June 24, 2018, an increase of 14.7% over the prior year.

Subscription revenue increased 1.6% in the current year quarter and decreased 0.8% on a same property basis. Average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 0.7 million in the 13 weeks ended June 24, 2018. Sunday circulation totaled 1.1 million. Price increases and additional revenue from premium content partially offset revenue lost from lower print circulation volumes.

Other revenue, which consists of digital services, commercial printing and revenue from delivery of third party products, increased 2.0% in the current year quarter. The increase was due to higher revenue at TownNews.com as well as from commercial printing revenue and was offset by third party delivery volume. Excluding intercompany revenue, revenue at TownNews.com, the majority of which is included in Other revenue, increased to $3.6 million, or 13.7% in the quarter. On a standalone basis, revenue at TownNews.com totaled $17.8 million for the last twelve months.

Operating expenses for the 13 weeks ended June 24, 2018 decreased 5.9%. Cash costs, excluding restructuring costs, decreased 2.6% compared to the prior year quarter and decreased 4.5% on a same property basis. Compensation decreased 8.5% on a same property basis, primarily as a result of a reduction in staffing levels. Newsprint and ink expense increased 5.3% on a same property basis due to higher prices partially offset by lower volumes from unit declines and using lower basis weight newsprint. Other operating expenses decreased 1.4% on a same property basis, primarily driven by lower delivery and other print-related costs and offset in part by higher costs associated with growing digital revenue and increases in other cash costs from outsourcing.

Restructuring costs totaled $1.9 million and $3.9 million in the 2018 quarter and 2017 quarter, respectively.

Including equity in earnings of associated companies, depreciation and amortization, gain on sales of assets, and restructuring costs, operating income totaled $20.9 million in the current year quarter, compared with $20.6 million a year ago.

In the 13 weeks ended June 24, 2018, interest expense decreased 9.9%, or $1.4 million, due to lower debt balances. The Company recognized non-operating income of $0.4 million in the current year quarter compared to $3.0 million in the same quarter of the prior year due to a change in fair value of stock warrants. The Company recognized $1.7 million of debt refinancing and administrative costs in the current quarter and $1.4 million in the same quarter of the prior year. The vast majority of the debt refinancing and administrative costs represent amortization of refinancing costs paid in 2014.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $4.5 million, compared with income of $6.0 million a year ago. Adjusted EBITDA for the quarter was $31.8 million.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from warrant fair value adjustments on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	June 24 2018		June 25 2017
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	4,458	0.08	5,995	0.11
Adjustments (tax affected):
Warrants fair value adjustment	(405)		(3,040)
	(405)	(0.01)	(3,040)	(0.05)
Income attributable to Lee Enterprises, Incorporated, as adjusted	4,053	0.07	2,955	0.05
YEAR TO DATE OPERATING RESULTS(4)

Operating revenue for 39 weeks ended June 24, 2018 totaled $404.2 million, a decrease of 5.3% compared with the 39 weeks ended June 25, 2017. On a same property basis, total operating revenue for the 39 weeks ended June 24, 2018 decreased 7.4%.

Advertising and marketing services revenue combined decreased 8.8% to $229.8 million, retail advertising decreased 8.3%, classified decreased 12.4% and national increased 2.4%. Digital advertising and marketing services revenue on a standalone basis increased 3.4% to $71.2 million. Digital advertising represented 31.0% of total advertising.

Total digital revenue was $82.5 million in 2018, up 4.1% compared to 2017.

Subscription revenue increased 0.8% in 2018 compared to 2017.

Operating expenses for 2018 decreased 5.8%. Cash costs, excluding restructuring costs, decreased 4.3% compared to the prior year and decreased 6.5% on a same property basis. Compensation decreased 9.2% on a same property basis, primarily as a result of a decrease in the average number of full-time equivalent employees of 11.5%. Newsprint and ink expense decreased 6.8% on a same property basis, due to a reduction in newsprint volume partially offset by higher prices. Other operating expenses decreased 3.6%.

Including equity in earnings of associated companies, depreciation and amortization, gain on sales of assets, curtailment gains, as well as restructuring costs in both years, operating income was $68.7 million in 2018, compared with $70.8 million a year ago.

In the 39 weeks ended June 24, 2018, interest expense decreased 9.3%, or $4.1 million, due to lower debt balances, and we recognized non-operating income of $0.5 million in 2018 compared to $10.4 million for the change in fair value of stock warrants in the prior year. The fair value of the warrants fluctuates with the market value of our common stock. In the current fiscal year, $4.1 million of debt financing and administrative costs were expensed compared to $3.5 million in the same period a year ago. Debt financing and administrative costs are mainly amortization of costs paid as part of our refinancing in 2014.

Income attributable to Lee Enterprises, Incorporated for the year totaled $41.7 million, compared to income of $24.3 million a year ago.

Adjusted EBITDA for the 39 weeks ended June 24, 2018 was $98.9 million, compared to $107.9 million for the 39 weeks ended June 25, 2017.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

On December 22, 2017, comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “2017 Tax Act”) was signed into law. Among other provisions, the 2017 Tax Act reduces the federal statutory corporate income tax rate from 35% to 21% in December 2017. The reduction of the corporate tax rate will cause us to adjust our deferred tax assets and liabilities to the lower federal base rate of 21%. The transitional impact from revaluing our deferred tax assets and liabilities resulted in a provisional net decrease in income tax expense of $24,872,000 in the 39 weeks ended June 24, 2018.

The following table summarizes the estimated impact from the 2017 Tax Act as well as the warrant fair value adjustments on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share.

			39 Weeks Ended
	June 24 2018		June 25 2017
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	41,700	0.75	24,296	0.44
Adjustments:
Warrants fair value adjustment	(529)		(10,418)
Income tax effect of adjustments, net	(24,872)		—
	(25,401)	(0.45)	(10,418)	(0.19)
Income attributable to Lee Enterprises, Incorporated, as adjusted	16,299	0.29	13,878	0.25

DEBT AND FREE CASH FLOW

Debt was reduced $16.5 million in the quarter and $68.7 million during the last twelve months. As of June 24, 2018, the principal amount of debt was $499.8 million. The principal amount of our debt, net of cash, is 3.57 times our adjusted EBITDA for the past 12 months ended June 24, 2018. Interest expense decreased $1.4 million, or 9.9%, in the quarter and $5.5 million, or 9.3%, in the past twelve months.

At June 24, 2018, including $16.0 million in cash and availability under our revolving facility(3), liquidity totaled $49.9 million compared to $18.0 million of required debt principal payments over the next twelve months. Our revolving facility expires December 28, 2018.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 888-329-8895 and entering a conference passcode of 567925 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 49 markets in 21 states. Year to date, Lee's newspapers have average circulation of 0.8 million daily and 1.1 million Sunday, and are estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	Our ability to manage declining print revenue;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising and subscription demand;

•	Changes in technology that impact our ability to deliver digital advertising;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings, including the 2017 Tax Act;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	June 24 2018	June 25 2017	Percent Change	June 24 2018	June 25 2017	Percent Change

Advertising and marketing services	73,538	81,247	(9.5)	229,751	251,815	(8.8)
Subscription	48,165	47,410	1.6	142,405	141,306	0.8
Other	10,915	10,698	2.0	32,052	33,610	(4.6)
Total operating revenue	132,618	139,355	(4.8)	404,208	426,731	(5.3)
Operating expenses:
Compensation	47,862	51,577	(7.2)	147,428	159,047	(7.3)
Newsprint and ink	6,442	6,123	5.2	17,920	19,216	(6.7)
Other operating expenses	49,159	48,571	1.2	148,830	150,109	(0.9)
Cash costs excluding restructuring costs	103,463	106,271	(2.6)	314,178	328,372	(4.3)
Restructuring costs	1,865	3,902	(52.2)	4,150	6,372	(34.9)
Cash costs	105,328	110,173	(4.4)	318,328	334,744	(4.9)
	27,290	29,182	(6.5)	85,880	91,987	(6.6)
Depreciation	3,606	4,011	(10.1)	11,048	12,090	(8.6)
Amortization	4,298	6,285	(31.6)	12,925	18,903	(31.6)
Loss (gain) on sales of assets and other, net	101	(61)	NM	(1,197)	(3,777)	(68.3)
Equity in earnings of associated companies	1,578	1,616	(2.4)	5,569	6,034	(7.7)
Operating income	20,863	20,563	1.5	68,673	70,805	(3.0)
Non-operating income (expense):
Interest expense	(12,913)	(14,331)	(9.9)	(39,837)	(43,919)	(9.3)
Debt financing and administrative costs	(1,747)	(1,438)	21.5	(4,061)	(3,463)	17.3
Other, net	519	3,336	(84.4)	1,045	10,935	(90.4)
	(14,141)	(12,433)	13.7	(42,853)	(36,447)	17.6
Income before income taxes	6,722	8,130	(17.3)	25,820	34,358	(24.9)
Income tax expense (benefit)	1,972	1,843	7.0	(16,791)	9,253	NM
Net income	4,750	6,287	(24.4)	42,611	25,105	69.7
Net income attributable to non-controlling interests	(292)	(292)	—	(911)	(809)	12.6
Income attributable to Lee Enterprises, Incorporated	4,458	5,995	(25.6)	41,700	24,296	71.6

Earnings per common share:
Basic	0.08	0.11	(27.3)	0.76	0.45	68.9
Diluted	0.08	0.11	(27.3)	0.75	0.44	70.5

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		39 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	June 24 2018	June 25 2017	June 24 2018	June 25 2017	June 24 2018

Net Income	4,750	6,287	42,611	25,105	46,111
Adjusted to exclude
Income tax expense (benefit)	1,972	1,843	(16,791)	9,253	(14,433)
Non-operating expenses (income), net	14,141	12,433	42,853	36,447	58,737
Equity in earnings of TNI and MNI	(1,578)	(1,616)	(5,569)	(6,034)	(7,144)
Loss (gain) on sale of assets and other, net	101	(61)	(1,197)	(3,777)	(1,087)
Impairment of intangible and other assets	—	—	—	—	2,517
Depreciation and amortization	7,904	10,296	23,973	30,993	34,262
Restructuring costs	1,865	3,902	4,150	6,372	5,301
Stock compensation	425	481	1,441	1,564	1,963
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,189	2,246	7,433	7,943	9,417
Adjusted EBITDA	31,769	35,811	98,904	107,866	135,644

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	June 24 2018	September 24 2017
Cash	16,029	10,621
Debt (Principal Amount):
1st Lien Term Loan	14,395	45,145
Notes	385,000	385,000
2nd Lien Term Loan	100,417	118,240
	499,812	548,385

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended		39 Weeks Ended
	June 24 2018	June 25 2017	June 24 2018	June 25 2017

Capital expenditures (Thousands of Dollars)	1,827	1,153	4,281	3,232
Average common shares - basic (Thousands of Shares)	54,778	54,153	54,598	53,910
Average common shares - diluted (Thousands of Shares)	56,080	55,455	55,903	55,402
Shares outstanding at end of period (Thousands of Shares)			57,080	56,717

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation, amortization, loss (gain) on sale of assets, impairment charges, restructuring costs, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding the impact of changes in the warrant valuation as well as unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude the impact of the warrant valuation and the impact of the 2017 Tax Act.

•
Cash Costs is a non-GAAP financial performance measure of operating expenses that are settled in cash and is useful to investors in understanding the components of the Company’s cash operating costs. Generally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs is defined as compensation, newsprint and ink, other operating expenses. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual and infrequent transactions are excluded. Cash Costs are also presented excluding restructuring costs.

•
We also present revenue and certain operating expense trends on a Same Property basis which excludes the operating results of a weekly publication purchased in 2017 and the purchase of the Dispatch-Argus on June 30, 2017. Same Property results are useful to investors in understanding the revenue and operating expense trends excluding the impact of changes due to operations no longer owned by the Company.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.